CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 10 to Registration Statement No. 33-31603 of Prudential Special Money Market Fund, Inc. of our report dated August 15, 1996 and to the reference to us under the heading "Change of Independent Accountants", appearing in the Statement of Additional Information, which is included in such Registration Statement, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also included in such Registration Statement.




Deloitte & Touche LLP
New York, New York
August 22, 1997